Exhibit 10.76
FIRST AMENDMENT
TO THE
LAS VEGAS SANDS CORP.
2004 EQUITY AWARD PLAN
     First Amendment (this “Amendment”), dated as of February 5, 2007, to the Las Vegas Sands Corp. 2004 Equity Award Plan (the “Plan”).
     WHEREAS, in accordance with Section 16(a) of the Plan, the Board of Directors (the “Board”) of Las Vegas Sands Corp., a Nevada corporation (the “Company”), desires to amend the terms of the Plan as set forth below.
     NOW THEREFORE, the Board hereby amends the Plan as follows:
     1. The definition of “Fair Market Value” in Section 2(r) is hereby amended in its entirety to read as follows:
“Fair Market Value”, on a given date means (i) if the Stock is listed on a national securities exchange, the closing sale price reported as having occurred on the primary exchange with which the Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value on such date based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service.
     2. The first sentence of Section 13 of the Plan (“Changes in Capital Structure”) is hereby amended in its entirety to read as follows:
     With respect to Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of shares of Stock subject to all Awards stated in Section 5(a) and the maximum number of shares of Stock with respect to which any one person may be granted Awards during any period stated in Sections 5(d) or 11(d)(vi), the Committee shall make an equitable adjustment or substitution, in order to prevent substantial enlargement or dilution of a Participant’s rights in a manner consistent with the purposes of the Plan, as to the number, price or kind of a share of Stock or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan; provided, however, that the manner of any such equitable adjustment shall be determined by the Committee in its sole discretion.
3. New Section 4(e) is hereby added to the Plan to read in its entirety as follows:
     (e) Subject to the provisions of the Plan and applicable law, the Committee may delegate to the Chief Executive Officer acting together with either the President or the Executive Vice President of the Company the authority to grant Awards under the Plan to any Eligible Person (other than a Non-Employee Director or an officer of the Company or its Subsidiaries who is subject to the provisions of Section 16 of the Exchange Act), provided that such grants are consistent with guidelines established by the Committee from time to time.
     4. Except as specifically set forth in this Amendment, the Plan shall remain unmodified and in full force and effect.

LAS VEGAS SANDS CORP.
By:	/s/ William P. Weidner
Name:	William P. Weidner
Title:	President and Chief Operating Officer